NEWS RELEASE

CONTACT	Mac McConnell
Senior Vice President, Finance & CFO
713-996-4897
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2012 FIRST QUARTER RESULTS

Houston, TX, -- May 2, 2012 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced that for the first quarter ended March 31, 2012 it earned net income of $11.6 million, or $0.77 per fully diluted share.  Sequentially, earnings per share improved 26.2% from $0.61 per fully diluted share, or $9.2 million in net income for the fourth quarter ended December 31, 2011.  Compared to first quarter 2011 earnings of $6.3 million or $0.42 per fully diluted share, first quarter 2012 earnings per share improved 83.3%.

Sales for the first quarter of 2012 increased $69.2 million, or 37.8% to approximately $252.3 million from $183.1 million for the same period in 2011.  Sequentially, sales increased $33.9 million, or 15.5%, from $218.4 million of sales for the fourth quarter ended December 31, 2011.

David R. Little, Chairman and Chief Executive Officer remarked, “We are pleased to report a strong first quarter and start of our new year.  All three business segments are performing well with sequential growth in top line sales and bottom line profits exceeding the fourth quarter of 2011.  We are optimistic that we will continue to show progress over the balance of the year.  Highlights include one new SuperCenter conversion, bringing the total to 29 SuperCenters.  Innovative Pumping Solutions segment grew 136.3% in sales and 188.6% in operating profits versus the first quarter of 2011.  We completed two strategic acquisitions, Mid-Continent Safety and Pump & Power, that enhance our product offering for our North Central region.  The North Central region will now have access to technical people for all five product divisions; rotating equipment, bearing and power transmission, safety, metal working and industrial supplies, which helps in creating new SuperCenters and cross selling.  We continue to invest in our operations as we have targeted 15 new SuperCenters and added fabrication capacity in Snyder, Texas and Golden, Colorado to increase the Innovative Pumping Solutions segment's growth.  We are excited about our expansion into Canada and the growth of all our product divisions.  Thanks to all our DXPeople that continue to execute our strategies and we welcome the new additions to our DXP family. We look forward to your success."

Mac McConnell, Senior Vice President and CFO, added, “DXP generated $26.6 million of cash from operating activities during the first quarter of 2012.  Total long-term debt increased by only $18.5 million during the quarter despite paying $42.4 million for acquisitions.  As of March 31, 2012 our bank leverage ratio was 1.58 to 1.00.  We have commitments from four banks for a new $325 million credit facility.  The interest rate pricing grid for the proposed credit facility is similar to our existing $200 million credit facility.  On a pro forma basis, including the acquisitions of Aledco and HSE, we estimate our bank leverage ratio would be 2.3 to 1.00 as of March 31, 2012.  We consider this to be a manageable level of debt."

We will host a conference call regarding 2012 first quarter results to be web cast live on the Company’s website (www.dxpe.com) today at 5:00 P.M. Eastern time.  Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  The online archived replay will be available immediately after the conference call at www.dxpe.com and at www.viavid.net.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States and Sonora, Mexico in virtually every industry since 1908.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies, metal working and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
	Three Months Ending March 31,
	2012	2011
Sales	$ 252,287	$ 183,087
Cost of sales	180,813	130,660
Gross profit	71,474	52,427
Selling, general and administrative expense	51,569	40,885
Operating income	19,905	11,542
Other income	15	21
Interest expense	(829)	(1,022)
Income before provision for income taxes	19,091	10,541
Provision for income taxes	7,445	4,198
Net income	11,646	6,343

Per share and share amounts
Basic earnings per common share	$ 0.81	$ 0.44
Common shares outstanding	14,328	14,279
Diluted earnings per share	$ 0.77	$ 0.4 2
Common and common equivalent shares outstanding	15,168	15,119

Sales by Segment (in thousands)
	Three Months Ended March 31,
	2012	2011

Service Centers	$ 169,537	$ 131,551
Innovative Pumping Solutions	39,435	16,685
Supply Chain Services	43,315	34,851
Total Sales	$ 252,287	$ 183,087

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands)

	Three Months Ended March 31,
	2012	2011

Income before income taxes	$ 19,091	$ 10,541
Plus interest expense	829	1,022
Plus depreciation and amortization	3,148	2,391
EBITDA	$ 23,068	$ 13,954